Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2022 relating to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022 of Rocket Lab USA, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche, LLP

Los Angeles, CA

November 22, 2022